EXHIBIT 99.1

NGL Energy Partners LP Announces Agreement to Sell its 50% Interest in Glass Mountain Pipeline, LLC to an affiliate of BlackRock Inc.’s Global Energy and Power Infrastructure Fund for $300 Million
TULSA, Okla., -- (BUSINESS WIRE) - November 9, 2017 - NGL Energy Partners LP (NYSE: NGL) (the “Partnership” or “NGL”) announced today that it has entered into a definitive agreement with an affiliate of BlackRock Inc.’s Global Energy and Power Infrastructure Fund (“GEPIF”) in partnership with Navigator Energy Services to sell its 50% interest in Glass Mountain Pipeline, LLC (“Glass Mountain” or “GMP”) for total consideration of $300 million. The sale is expected to close prior to December 31, 2017, subject to the receipt of certain governmental approvals and the satisfaction of other customary closing conditions.

“This transaction is another significant accomplishment that continues the deleveraging of our balance sheet and improving our credit profile. The successful completion of this immediately accretive transaction, combined with our recently announced Retail Propane sale, will have a transformative effect on our financial flexibility and reduce our cost of capital while also improving our distribution coverage. The resulting reduction in leverage will strongly position NGL to execute on the growth potential across all of its segments,” stated Mike Krimbill, NGL’s Chief Executive Officer. “The expected growth in the STACK and Merge plays becomes more of a reality every day with increased drilling activity and some of the best returns in the shale oil plays. We believe the Navigator team will be able to commercially capitalize on this potential with this best-in-class asset.”

Glass Mountain is a fully integrated, multi-play crude transportation system in Oklahoma, which services the STACK/Merge, Granite Wash and Mississippi Lime plays and delivers crude oil to one million barrels of GMP-owned storage at Cushing, Oklahoma. GMP completed construction of the original, approximately 215-mile system and began commercial operations in April 2014. An approximately 44-mile extension into the STACK was announced in December 2016, and is expected to be complete by calendar year-end 2017 and operational in early 2018. Once the STACK extension is completed, the system would include pipeline capacity of approximately 210,000 barrels of oil per day and approximately 1.8 million barrels of storage, including 1.0 million barrels located in Cushing, Oklahoma. The pipeline is supported by long-term agreements with producers, including both take-or-pay and area dedications.

“We are very excited to build upon the foundation that NGL and SemGroup have successfully established in Glass Mountain,” said Matt Vining, CEO of Navigator Energy Services.  “Glass Mountain represents a unique opportunity to enter an exciting resource play and continue NGL’s and SemGroup’s customer-focused approach to providing safe crude oil midstream services.  We look forward to engaging with our customers and commercial partners as we embark on a new phase of growth.”

“By partnering with the Navigator Energy Services management team in the acquisition of Glass Mountain, we look forward to delivering our clients a very attractive midstream investment opportunity,” said Mark Saxe, Managing Director in BlackRock’s Global Energy & Power Infrastructure group.  “As a leading global energy infrastructure investor, our deep industry experience and technical expertise will enable us to bring strategic and operational insights essential to take the assets on to the next phase of their life cycle.”

Deutsche Bank Securities Inc. is serving as exclusive financial advisor to NGL. McGrath North is serving as NGL’s legal counsel.

Morgan Stanley is serving as exclusive financial advisor to GEPIF. Simpson Thacher & Bartlett is serving as GEPIF’s legal counsel.

Glass Mountain Pipeline is a joint venture owned equally between NGL Energy Partners LP and SemGroup Corporation.

Forward-Looking Statements

Certain matters contained in this Press Release include "forward-looking statements." All statements, other than statements of historical fact, included in this Press Release may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, the risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information, visit the Partnership's website at www.nglenergypartners.com.

Contacts:

Trey Karlovich (918) 481-1119
Executive Vice President, Chief Financial Officer
trey.karlovich@nglep.com

Linda Bridges (918) 481-1119
Vice President - Finance and Treasurer
Linda.Bridges@nglep.com